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                               EXHIBIT 23.0

[Letterhead]

Board of Directors
Control Data Systems, Inc.

       We consent to incorporation by reference in the registration statements (No. 33-49027, No. 33-49029, No. 33-49379, No. 33-54461, and No.
333-773) on Form S-8 of Control Data Systems, Inc. of our report dated January 22, 1997, relating to the consolidated balance sheets of Control Data Systems, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of the operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules, which report appears in the December 31, 1996 annual report on Form 10-K of Control Data Systems, Inc.




                                             /s/  KPMG Peat Marwick LLP


Minneapolis, Minnesota
March 25, 1997